PROSPECTUS SUPPLEMENT                                         File No. 333-68747
----------------------
(To Prospectus and Prospectus Supplement dated May 6, 1999)       Rule 424(b)(3)
Prospectus number: 1981

                            Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                            Callable Fixed Rate Notes


Principal Amount:              $20,000,000

CUSIP Number:                  59018S7G3

Interest Rate:                 7.85000%

Original Issue Date:           June 21, 2000

Stated Maturity Date:          June 21, 2010

Interest Payment Dates:        21st day of each month commencing July 21, 2000
                               through the Stated Maturity Date, subject to the following business day convention.

Repayment at the Option
of the Holder:                 The Notes cannot be repaid prior to the Stated
                               Maturity Date.

Redemption at the Option
of the Company:                The Notes may be redeemed prior to the Stated
                               Maturity Date, See "Other Provisions"

Initial Redemption Date:       June 21, 2001

Other Provisions:              This Note is subject to redemption at the option
                               of the Company, in whole, on any Interest Payment
                               Date occuring in June or December commencing on or after the Interest Payment Date in June 2001,
                               (the "Redemption Date") at the Redemption Price
                               (as defined below) together with interest thereon payable to the Redemption Date, on notice given, not less than 30 days prior to the Redemption
                               Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                       The Chase Manhattan Bank

Dated:                         June 7, 2000